Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Executive Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for the
Third Quarter of 2026

Pathfinder reported earnings of $0.32 per diluted share, with continued progress resolving previously identified commercial credits, disciplined deposit pricing, a focus on relationship-based deposits, and sequential-quarter net interest income growth.

OSWEGO, N.Y., November 2, 2026 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the third quarter ended September 30, 2026.

The holding company for Pathfinder Bank (“the Bank”) reported net income of $2.1 million, or $0.32 per diluted share, in the third quarter of 2026, compared to $2.7 million, or $0.42 per diluted share, in the second quarter of 2026, and $626,000, or $0.10 per diluted share, in the third quarter of 2025.

Third Quarter 2026 Highlights and Key Developments

•
Third quarter 2026 net income reflected provision expense of $231,000, attributed to quantitative and qualitative factor adjustments to the allowance for credit losses (“ACL”), compared to a provision benefit of $155,000 in the second quarter of 2026 and provision expense of $3.5 million in the third quarter of 2025.
•
The Company’s ACL, which reflects the risk-based reserve build undertaken in the second half of 2025 to absorb future loss resolution activity related to commercial individually analyzed loans ("IALs"), was $22.7 million, or 2.60% of total loans, on September 30, 2026, $26.9 million, or 3.03% of loans, on June 30, 2026, and $18.7 million, or 2.08%, on September 30, 2025. Specific reserves, including those previously established in conjunction with last year’s comprehensive commercial portfolio review, represented 57.4% of the ACL at the end of the third quarter of 2026. Net charge-offs (“NCOs”) were $4.3 million in the third quarter of 2026, driven primarily by commercial IALs and fully covered by previously established specific reserves. NCOs were $1.9 million in the second quarter of 2026 and $670,000 in the third quarter of 2025.
•
Loans totaled $873.0 million at September 30, 2026, compared to $889.0 million at June 30, 2026, and $898.5 million at September 30, 2025. Commercial loans were $531.6 million or 60.9% of total loans at September 30, 2026, compared to $544.6 million at June 30, 2026 and $543.7 million at September 30, 2025.
•
Deposits totaled $1.16 billion at September 30, 2026, compared to $1.17 billion at June 30, 2026, and $1.23 billion at September 30, 2025, reflecting intentional runoff of higher-cost time and brokered deposits, as well as municipal deposit seasonality. Core deposits were $957.1 million or 82.6% of total deposits on September 30, 2026, compared to $961.6 million on June 30, 2026, and $960.1 million on September 30, 2025.

•
Net interest income was $10.7 million in the third quarter of 2026, compared to $10.5 million in the second quarter of 2026 and $11.6 million in the third quarter of 2025. Net interest margin (“NIM”) was 3.07% in the third quarter of 2026, compared to 3.08% in the second quarter of 2026 and 3.34% in the year-ago period. In the third quarter of 2025, prepayment penalty income contributed $260,000 and 7 basis points to net interest income and NIM, respectively.
•
The average cost of total deposits improved to 2.04% in the third quarter of 2026, down 3 basis points from the second quarter of 2026 and 24 basis points from the third quarter of 2025, while the average cost of interest-bearing deposits was 2.48%, unchanged from the linked quarter and down 23 basis points from the year-ago period.
•
Noninterest expense was $9.4 million, or 2.51% of average assets on an annualized basis in the third quarter of 2026. Noninterest expense was $8.7 million or 2.39% of average assets in the second quarter of 2026 and $8.9 million or 2.40% of average assets in the third quarter of 2025.
•
The efficiency ratio was 78.13% in the third quarter of 2026, compared to 74.26% in the second quarter of 2026 and 68.78% in the third quarter of 2025(1).
•
Pre-tax, pre-provision (“PTPP”) net income was $2.6 million in the third quarter of 2026, compared to $3.0 million in the second quarter of 2026 and $4.1 million in the third quarter of 2025(1).
•
Quarterly cash dividends payable to common stockholders of $0.10 per share were declared on September 28, 2026 and are payable on November 6, 2026.

“Third quarter results demonstrate continued execution of our strategy for strengthening our relationship-focused community bank,” President and Chief Executive Officer James Dowd said. “Credit performance continued to reflect the orderly resolution of previously identified commercial credits, with net charge-offs fully covered by specific reserves previously established for those exposures. In addition, recent investments in seasoned commercial banking talent have already introduced Pathfinder to growing numbers of proven borrowers and sponsors, providing a new pipeline of commercial real estate loan production that we expect to begin funding in the fourth quarter. We also remain encouraged by our region’s economic momentum, with construction well underway for the largest semiconductor manufacturing facility in the United States near two of our existing branches, as well as this month’s announcement that New York State and Micron Technology have started the process of injecting $500 million into Central New York housing, education, workforce development, and community investments through the Green CHIPS Community Investment Fund.”

Dowd added, “Our focus on Pathfinder’s valuable core deposit franchise was also evident in the third quarter. Even as we facilitate intentional runoff of higher-cost non-relationship accounts, Pathfinder maintained its leading deposit market share position among all local banks serving Oswego and Onondaga counties combined. With core deposits representing over 82% of all deposits, and six consecutive quarters of reductions in our average cost of total deposits, Pathfinder is well positioned for a rising rate environment. While we are not immune to the upward pressure the industry is widely expected to see in deposit costs, we believe Pathfinder’s market position, customer relationships, and pricing discipline provide a solid foundation for building on our core deposit base going forward.”

(1) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Net Interest Income and Net Interest Margin

Net interest income in the third quarter of 2026 reflected a full three months' benefit of the reallocation of underutilized liquidity into the available-for-sale (“AFS”) securities portfolio, which was primarily undertaken late in the second quarter of 2026.

Third quarter 2026 net interest income was $10.7 million, an increase of $175,000, or 1.7%, from the second quarter of 2026. An increase in total interest and dividend income of $576,000 in the third quarter of 2026, from the linked quarter, was primarily attributed to a $27.3 million increase in average earning assets, as well as an average yield increase of 6 basis points on all interest-earning assets. A 13 basis points increase in average loan yields in the third quarter of 2026, from the linked quarter, was primarily attributable to new originations of commercial real estate loans at higher rates, which offset the impact of portfolio runoff from maturities and payoffs, in addition to the transfer of two commercial relationships to nonperforming status in the third quarter of 2026. A 3 basis points increase in taxable securities average yield in the third quarter of 2026, from the linked quarter, reflected a $36.6 million increase in average taxable investment securities balances resulting from AFS securities purchases. During the third quarter of 2026, compared to the linked quarter, average balances of federal funds sold and interest-earning deposits increased by $5.2 million, while average balances of loans and tax-exempt securities declined by $14.0 million and $500,000, respectively. An increase in total interest expense in the third quarter of 2026, from the linked quarter, of $401,000 was primarily attributed to a $682,000 increase in interest on borrowings that were utilized to support recent AFS securities purchases, which more than offset a $293,000 reduction in interest paid on deposits. During the third quarter of 2026, compared to the linked quarter, the 10 basis points increase in the average cost of total interest-bearing liabilities included increases of 16 basis points in the average cost of borrowings and 16 basis points in the average cost of subordinated debt, while the average cost of interest-bearing deposits remained unchanged.

Third quarter 2026 NIM was 3.07%, compared to 3.08% in the linked quarter. The 1 basis point decrease from the linked quarter primarily resulted from an increase in the cost of borrowings, which more than offset stable interest-bearing deposit costs and higher earning asset yields.

Third quarter 2026 net interest income was $10.7 million, a decrease of $889,000 or 7.7%, from the year-ago period when the Company benefited from $260,000 in loan and investment prepayment penalty income. A decrease in total interest and dividend income of $1.1 million in the third quarter of 2026, from the year-ago period, was primarily attributed to a $20.8 million decline in average loan balances and an average yield decrease of 34 basis points on all interest-earning assets, as well as the elevated loan and investment prepayment income recorded in the third quarter of 2025. Average loan yields decreased 37 basis points from the year-ago period, driven by maturities and payoffs of higher-yielding loans, and elevated nonperforming loans for which specific reserves were established as appropriate prior to the third quarter of 2026. A 16 basis points decrease in taxable securities average yield in the third quarter of 2026, from the year-ago period, reflected payoffs of higher-yielding taxable securities in conjunction with higher average balances from recent AFS securities purchases. In addition, comparing the third quarter of 2026 to the year-ago period, the average balance of taxable securities increased by $25.6 million while average balances of loans and tax-exempt securities declined by $20.8 million and $1.4 million, respectively. Compared to the year-ago period, third quarter 2026 income from loan interest, tax-exempt securities, and federal funds sold and interest earning deposits decreased by $1.1 million, $84,000 and $15,000, respectively, while income from taxable securities and dividends increased by $71,000 and $56,000, respectively. A decrease in total interest expense in the third quarter of 2026, from the year-ago period, of $203,000 was attributed to a $1.1 million decrease in interest paid on deposits, partially offset by a $692,000 increase in interest on borrowings that were utilized to support recent AFS securities purchases. During the third quarter of 2026, compared to the year-ago period, the 5 basis points decline in the average cost of total interest-bearing liabilities included increases of 13 basis points in the average cost of borrowings and 231 basis points in the average cost of subordinated debt that reset from bearing fixed to floating-rate interest after October 15, 2025, as well as a decrease of 23 basis points in the average cost of interest-bearing deposits.

Third quarter 2026 NIM was 3.07%, compared to 3.34% in the year-ago period. The decrease of 27 basis points reflected a decline in earning asset yields and an increase in borrowing costs that more than offset lower interest-bearing deposit costs, as well as third quarter 2025 NIM that benefited by 7 basis points from elevated loan and investment prepayment penalty income.

Noninterest Income

Noninterest income totaled $1.4 million in the third quarter of 2026, compared to $1.2 million in the second quarter of 2026, and $1.5 million in the third quarter of 2025.

Compared to the linked quarter, third quarter 2026 noninterest income reflected increases of $11,000 in debit card interchange fees and $10,000 in service charges on deposit accounts, as well as decreases of $49,000 in earnings and gain on bank owned life insurance (“BOLI”) and $4,000 in loan servicing fees. In addition, compared to the linked quarter, third quarter 2026 noninterest income reflected increases of $39,000 in net realized gains on sales and redemptions of investment securities and $1,000 in gains on sales of loans and foreclosed real estate. Net unrealized gains on marketable equity securities, which include three limited partnership equity method investments, remains a variable contributor to noninterest income, increasing $125,000 in the third quarter of 2026 from the linked quarter.

Compared to the year-ago period, third quarter 2026 noninterest income reflected decreases of $49,000 in loan servicing fees, $18,000 in debit card interchange fees, $13,000 in service charges on deposit accounts, and $5,000 in earnings and gains on BOLI attributed to a $32,000 net death benefit recorded in the third quarter of 2025. In addition, compared to the year-ago period, third quarter 2026 noninterest income included an increase of $51,000 in net realized gains on sales and redemptions of investment securities and a $25,000 decrease in gains on sales of loans and foreclosed real estate. Net unrealized gains on marketable equity securities, which include three limited partnership equity method investments, remains a variable contributor to noninterest income, decreasing $73,000 in the third quarter of 2026 from the year-ago period.

Noninterest Expense

Noninterest expense totaled $9.4 million in the third quarter of 2026, compared to $8.7 million in the second quarter of 2026 and $8.9 million in the third quarter of 2025.

Salaries and benefits expense was $5.6 million in the third quarter of 2026, increasing $958,000 from the linked quarter and $606,000 from the year-ago quarter. The increase from comparable periods reflects selective senior hires including client-facing commercial banking talent, and moderate increases in salaries. Comparisons to prior periods were also affected by non-cash compensation-related costs, partially offset by the favorable impact of non-operating recoveries from medical claim refunds under the Company's self-insured health plan.

Building and occupancy expense was $1.4 million in the third quarter of 2026, decreasing $29,000 from the linked quarter and $48,000 from the year-ago quarter. The decreases from the linked and year-ago quarters reflected lower facility-related maintenance and repair expenses, including ATM servicing, branch maintenance and various property improvement activities.

Data processing expense was $705,000 in the third quarter of 2026, decreasing $69,000 from the linked quarter and increasing $64,000 from the year-ago period. The decrease from the linked quarter reflected lower data, ATM, and other technology maintenance costs. The increase from the year-ago period primarily reflected higher technology maintenance costs.

Other noninterest expenses were $301,000 in the third quarter of 2026, decreasing $313,000 from the linked quarter and $301,000 from the year-ago quarter. The decreases from both the linked and year-ago quarters were primarily attributable to non-cash compensation-related costs.

As a percentage of average assets, annualized noninterest expense represented 2.51% in the third quarter of 2026, compared to 2.39% and 2.40% in the linked and year-ago periods. The efficiency ratio was 78.13% in the third quarter of 2026, compared to 74.26% and 68.78% in the linked and year-ago periods, respectively(2). While noninterest expense reflects strategic investments in personnel and growth initiatives, the efficiency ratio was elevated in the first nine months of 2026, primarily due to lower revenue when compared to the prior-year period, which the Company views as temporary.

(2) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Net Income

Net income was $2.1 million, or $0.33 per basic share and $0.32 per diluted share, in the third quarter of 2026, compared to $2.7 million, or $0.42 per basic and diluted share, in the second quarter of 2026, and $626,000, or $0.10 per basic and diluted share, in the third quarter of 2025.

Statement of Financial Condition

As of September 30, 2026, the Company’s statement of financial condition reflects total assets of $1.49 billion, compared to $1.49 billion on June 30, 2026, and $1.47 billion on September 30, 2025.

Loans totaled $873.0 million on September 30, 2026, decreasing $16.0 million or 1.8% during the third quarter of 2026 and $25.5 million or 2.8% from one year prior. Consumer and residential loans totaled $342.1 million on September 30, 2026, decreasing $3.1 million or 0.9% during the third quarter of 2026 and $14.1 million or 4.0% from one year prior. Commercial loans totaled $531.6 million on September 30, 2026, decreasing $13.0 million or 2.4% during the third quarter of 2026 and $12.1 million or 2.2% from one year prior.

Investment securities totaled $465.6 million on September 30, 2026, decreasing $11.9 million or 2.5% during the third quarter of 2026 and increasing $28.6 million or 6.6% from one year prior. The increase from September 30, 2025 was primarily due to the purchase of AFS securities late in the second quarter of 2026, enabling the Company to generate incremental earnings while preserving the flexibility to use core deposits to fund future loan growth, even as the held-to maturity (“HTM”) portfolio experienced runoff from maturities, calls, and paydowns.

With respect to liabilities, deposits totaled $1.16 billion on September 30, 2026, decreasing $15.8 million or 1.3% during the third quarter of 2026 and $66.6 million or 5.4% from one year prior, as the Bank utilizes deliberate pricing and account management to facilitate intentional runoff of higher-cost brokered deposits and non-relationship time deposits. The decrease from the prior three and twelve months was primarily due to reductions in brokered and time deposits, which were partially offset by growth in MMDA balances. The decrease also reflected municipal deposit seasonality.

Core deposits totaled $957.1 million, or 82.62% of total deposits, on September 30, 2026, decreasing $4.5 million or 0.5% during the third quarter of 2026 and $3.0 million or 0.3% from one year prior.

Borrowings were utilized in the third quarter of 2026 to fund purchases of AFS securities at rates below those of wholesale funding alternatives, including brokered deposits. As a result, borrowings grew to $155.5 million on September 30, 2026, increasing $22.2 million during the third quarter of 2026 and $98.9 million from one year prior.

Shareholders’ equity totaled $118.8 million on September 30, 2026, decreasing $7.0 million or 5.6% during the third quarter of 2026 and $7.6 million or 6.0% from one year prior. The decrease from June 30, 2026 primarily reflected an $8.7 million increase in accumulated other comprehensive loss (“AOCL”), driven by the decline in fair value of AFS mortgage-backed securities in a rising interest rate environment, which was partially offset by favorable interest rate hedging activity, as well as a $1.4 million increase in retained earnings and a $277,000 increase in additional paid in capital.

Asset Quality

The Company’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

The Company believes it is sufficiently collateralized and reserved, with an ACL of $22.7 million on September 30, 2026, compared to $26.9 million on June 30, 2026, and $18.7 million on September 30, 2025. During the third quarter of 2026, the Company charged off $3.7 million in commercial loans with unique risk characteristics ("LURCs") that had been identified through last year's comprehensive commercial portfolio review. The charge-off was fully covered by previously established ACL reserves. As a percentage of total loans, the ACL represented 2.60% on September 30, 2026, 3.03% on June 30, 2026, and 2.08% on September 30, 2025.

The ACL continues to reflect the $11.4 million risk-based reserve build recorded at the end of 2025, following a forward-looking assessment of LURCs identified through a comprehensive review of approximately 90% of the Bank’s commercial portfolio. Specific reserves, including those established in conjunction with 2025’s comprehensive commercial portfolio review, represented 57.4% of the Company’s ACL at the end of the third quarter of 2026.

Individually analyzed loans (“IALs”) including LURCs totaled $73.5 million on September 30, 2026, improving from $78.6 million on June 30, 2026. At the end of the third quarter of 2026, LURCs consisted of 70% commercial real estate (“CRE”) loans, which had a weighted average loan-to-value (“LTV”) ratio of 66%(3).

Nonperforming loan (“NPL”) levels may fluctuate near term as IALs progress through resolution activities. NPLs were $30.3 million, or 3.47% of total loans, on September 30, 2026, compared to $35.7 million, or 4.02% of total loans on June 30, 2026, and $23.3 million or 2.59% of total loans on September 30, 2025.

The Company recorded third quarter 2026 NCOs of $4.3 million, or an annualized 1.96% of average loans, primarily related to previously identified commercial IALs and charged against reserves established in prior periods, with gross charge-offs partially offset by $197,000 in recoveries.

Provision for credit loss expense was $231,000 in the third quarter of 2026, attributed primarily to quantitative and qualitative factor adjustments to the ACL. A credit loss provision benefit of $155,000 was recorded in the second quarter of 2026 and the provision for credit loss expense was $3.5 million in the third quarter of 2025.

(3) Weighted average LTV is the loan principal balance as a percentage of book balance for commercial real estate (CRE) individually analyzed loans, excluding two loans with LTVs >100% based on collateral that is expected to be sold to new owners or sponsors intending to reposition these transitional or value-add properties. Collateral values are determined using most-recent appraisals, purchase offers, auction bids, broker opinions, and business financials.

Liquidity

The Company has diligently ensured a strong liquidity profile as of September 30, 2026 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.16 billion on September 30, 2026, compared to $1.17 billion on June 30, 2026, and $1.23 billion on September 30, 2025. Core deposits, as a percentage of total deposits, represented 82.62% on September 30, 2026, compared to 81.89% on June 30, 2026, and 78.37% on September 30, 2025. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On September 30, 2026, the Bank had an available additional funding capacity of $90.6 million with the Federal Home Loan Bank of New York and $31.2 million with the Federal Reserve Bank, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $15.0 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On September 28, 2026, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

Shareholders registered by October 16, 2026 will be eligible for the dividend, which is scheduled for disbursement on November 6, 2026. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of September 30, 2026 stood at $16.88 per share. This positions the annualized dividend yield at 2.37%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements concern the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries, including, but not limited to, the Bank, and include statements regarding future credit costs and asset quality; the resolution of previously identified commercial credits; the adequacy of the allowance for credit losses; loan growth and anticipated commercial loan originations; deposit levels, deposit mix and deposit pricing; funding costs and access to funding; and the potential effects of economic conditions, interest rates and regional economic development on the Company’s business.

Forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of numerous factors. Although it is not possible to identify all factors that may cause actual results to differ, such factors include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in prevailing interest rates; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; the risk that actual credit losses, borrower performance, collateral values, or loan migration patterns differ from management’s forward-looking estimates or assumptions; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels or changes in deposit mix that may necessitate increased borrowing to fund loans and investments; access to wholesale or other funding sources; operational risks including, cybersecurity, fraud, model risk and natural disasters; credit risk management; volatility or adverse trends in the securities markets that could affect the value of the Company’s investment portfolio or broader financial conditions; and the risk that the Company may not be successful in the implementation of its business strategy.

Additional factors that could cause actual results to differ materially are described in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.sec.gov. While the Company believes it has identified and discussed the material risks affecting its business, there may be additional risks and uncertainties not currently known or considered immaterial that could affect the forward-looking statements made herein.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Notes on Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures, including, but not limited to the efficiency ratio, pre-tax, pre-provision net income, tangible common equity, tangible book value per share, and return on average tangible common equity. For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

The Company believes these non-GAAP financial measures provide useful information to investors by assisting in the evaluation of the Company’s operating performance, operating efficiency, financial condition, and trends, and by facilitating comparisons with prior periods and with peer institutions. In particular, management uses these measures to assess expense control relative to revenue generation, underlying profitability excluding certain non-recurring or non-operational items, and capital strength on a basis that it believes is meaningful for internal planning and external analysis.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and should be considered only in conjunction with the Company’s GAAP financial results.

Pursuant to the requirements of SEC Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures within this release.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Dollars in thousands, except per share amounts)

	2026		2025
SELECTED BALANCE SHEET DATA:	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS:
Cash and due from banks	$17,452	$11,402	$13,915	$11,521	$19,317
Interest-earning deposits	24,243	14,648	25,244	19,649	21,255
Total cash and cash equivalents	41,695	26,050	39,159	31,170	40,572
Available-for-sale securities, at fair value	359,991	366,147	272,971	276,815	294,457
Held-to-maturity securities, at amortized cost	105,629	111,371	122,432	130,324	142,538
Marketable equity securities, at fair value	6,739	6,213	6,207	6,034	5,352
Federal Home Loan Bank stock, at cost	7,033	6,935	2,169	2,560	3,488
Total investments	479,392	490,666	403,779	415,733	445,835
Loans held-for-sale	5,700	5,700	5,700	5,900	-
Loans, net of deferred fees	873,002	888,975	895,202	896,670	898,520
Less: Allowance for credit losses	22,737	26,920	28,966	29,436	18,654
Loans receivable, net	850,265	862,055	866,236	867,234	879,866
Premises and equipment, net	17,540	17,669	17,882	18,008	18,760
Operating lease right-of-use assets	1,019	1,046	1,072	1,098	1,124
Finance lease right-of-use assets	15,291	15,489	15,687	15,885	16,082
Accrued interest receivable	6,231	6,511	5,832	6,328	6,498
Foreclosed real estate	83	137	137	137	137
Intangible assets, net	4,891	5,048	5,205	5,362	5,518
Goodwill	5,056	5,056	5,056	5,056	5,056
Bank owned life insurance	31,952	31,671	31,631	31,374	31,145
Other assets	32,494	25,405	24,606	23,351	21,675
Total assets	$1,491,609	$1,492,503	$1,421,982	$1,426,636	$1,472,268

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$883,481	$879,727	$917,967	$885,558	$906,844
Noninterest-bearing deposits	203,694	213,563	206,635	196,377	196,299
Brokered deposits	71,336	80,979	87,125	101,913	121,938
Total deposits	1,158,511	1,174,269	1,211,727	1,183,848	1,225,081
Short-term borrowings	150,000	125,000	15,000	44,000	38,000
Long-term borrowings	5,549	8,374	12,374	14,074	18,702
Subordinated debt	30,155	30,155	30,155	30,155	30,258
Accrued interest payable	278	469	451	424	1,134
Operating lease liabilities	1,236	1,259	1,282	1,304	1,326
Finance lease liabilities	16,108	16,201	16,295	16,390	16,479
Other liabilities	11,007	11,032	11,115	13,990	14,949
Total liabilities	1,372,844	1,366,759	1,298,399	1,304,185	1,345,929
Shareholders' equity:
Voting common stock shares issued and outstanding	4,898,360	4,898,360	4,876,213	4,805,361	4,794,225
Voting common stock	$49	$49	$49	$48	$48
Non-voting common stock	14	14	14	14	14
Additional paid in capital	55,901	55,624	55,095	54,390	53,974
Retained earnings	78,622	77,180	75,140	73,366	79,560
Accumulated other comprehensive loss	(15,821)	(7,123)	(6,715)	(5,367)	(7,257)
Total shareholders' equity	118,765	125,744	123,583	122,451	126,339
Total liabilities and shareholders' equity	$1,491,609	$1,492,503	$1,421,982	$1,426,636	$1,472,268

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2026			2025
SELECTED INCOME STATEMENT DATA:	2026	2025	Q3	Q2	Q1	Q4	Q3
Interest and dividend income:
Loans, including fees	$37,606	$40,577	$12,679	$12,570	$12,357	$12,983	$13,799
Debt securities:
Taxable	14,897	16,014	5,378	4,920	4,599	4,681	5,307
Tax-exempt	1,074	1,322	371	368	335	385	455
Dividends	236	158	100	87	49	83	44
Federal funds sold and interest-earning deposits	401	288	116	123	162	162	131
Total interest and dividend income	54,214	58,359	18,644	18,068	17,502	18,294	19,736
Interest expense:
Interest on deposits	18,204	21,220	5,889	6,182	6,133	6,768	6,957
Interest on short-term borrowings	2,211	1,606	1,341	604	266	365	566
Interest on long-term borrowings	257	264	44	99	114	123	127
Interest on subordinated debt	1,955	1,444	659	647	649	528	486
Total interest expense	22,627	24,534	7,933	7,532	7,162	7,784	8,136
Net interest income	31,587	33,825	10,711	10,536	10,340	10,510	11,600
(Benefit from) provision for credit losses:
Loans	(217)	5,018	151	(182)	(186)	11,385	3,341
Held-to-maturity securities	(22)	5	-	(22)	-	(86)	-
Unfunded commitments	147	125	80	49	18	(105)	153
Total (benefit from) provision for credit losses, net	(92)	5,148	231	(155)	(168)	11,194	3,494
Net interest income after provision for (benefit from) credit losses	31,679	28,677	10,480	10,691	10,508	(684)	8,106
Noninterest income:
Service charges on deposit accounts	1,148	1,158	391	381	376	381	404
Earnings and gain on bank owned life insurance	867	604	281	330	256	230	286
Loan servicing fees	221	311	64	68	89	75	113
Net realized gain (loss) on sales and redemptions of investment securities	34	(20)	39	-	(5)	(3)	(12)
Loss on asset sale	-	-	-	-	-	(115)	-
Net unrealized gain (loss) on marketable equity securities	95	783	72	(53)	76	667	145
Gain on sales of loans and foreclosed real estate	377	269	96	95	186	133	121
Fair value adjustment to loans held-for-sale [1]	(203)	(3,064)	-	-	(203)	(398)	-
Loss on sale of premises and equipment	-	-	-	-	-	(37)	-
Debit card interchange fees	526	398	199	188	139	112	217
Other charges, commissions & fees	683	743	255	215	213	268	229
Total noninterest income	3,748	1,182	1,397	1,224	1,127	1,313	1,503
Noninterest expense:
Salaries and employee benefits	15,121	13,980	5,611	4,653	4,857	4,924	5,005
Building and occupancy	4,058	3,976	1,351	1,380	1,327	1,337	1,399
Data processing	2,212	1,974	705	774	733	698	641
Professional and other services	1,925	2,093	617	628	680	657	709
Advertising	257	304	102	66	89	155	86
FDIC assessments	712	400	276	232	204	204	171
Audits and exams	419	306	140	139	140	169	132
Amortization expense	470	470	156	157	157	157	156
Community service activities	37	49	15	1	21	21	10
Foreclosed real estate expense	107	76	80	18	9	30	26
Other expenses	1,390	1,803	301	614	475	798	602
Total noninterest expense	26,708	25,431	9,354	8,662	8,692	9,150	8,937
Income (loss) before provision for income taxes	8,719	4,428	2,523	3,253	2,943	(8,521)	672
Provision for (benefit from) income taxes	1,569	797	454	585	530	(2,957)	46
Net income (loss)	$7,150	$3,631	$2,069	$2,668	$2,413	$(5,564)	$626
Voting Earnings per common share - basic	$1.13	$0.58	$0.33	$0.42	$0.38	$(0.89)	$0.10
Voting Earnings per common share - diluted	$1.12	$0.57	$0.32	$0.42	$0.38	$(0.88)	$0.10
Series A Non-Voting Earnings per common share- basic	$1.13	$0.58	$0.33	$0.42	$0.38	$(0.89)	$0.10
Series A Non-Voting Earnings per common share- diluted	$1.12	$0.57	$0.32	$0.42	$0.38	$(0.88)	$0.10
Dividends per common share (Voting and Series A Non-Voting)	$0.30	$0.30	$0.10	$0.10	$0.10	$0.10	$0.10

1 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2026			2025
FINANCIAL HIGHLIGHTS:	2026	2025	Q3	Q2	Q1	Q4	Q3
Selected Ratios:
Return on average assets	0.66%	0.33%	0.56%	0.73%	0.68%	-1.54%	0.17%
Return on average common equity	7.64%	3.87%	6.60%	8.56%	7.78%	-17.29%	1.98%
Return on average equity	7.64%	3.87%	6.60%	8.56%	7.78%	-17.29%	1.98%
Return on average tangible common equity [1]	8.35%	4.25%	7.12%	9.34%	8.61%	-18.67%	2.17%
Net interest margin	3.08%	3.25%	3.07%	3.08%	3.10%	3.09%	3.34%
Loans / deposits	75.36%	73.34%	75.36%	75.70%	73.88%	75.74%	73.34%
Annualized noninterest expense / average assets	2.46%	2.30%	2.51%	2.39%	2.48%	2.51%	2.40%
Commercial real estate / risk-based capital [2]	185.23%	174.67%	185.23%	187.11%	189.84%	190.37%	174.67%
Efficiency ratio [1]	76.03%	67.24%	78.13%	74.26%	75.65%	74.96%	68.78%

Other Selected Data:
Average yield on loans	5.60%	5.94%	5.72%	5.59%	5.48%	5.74%	6.09%
Average cost of interest-bearing deposits	2.47%	2.76%	2.48%	2.48%	2.45%	2.68%	2.71%
Average cost of total deposits, including noninterest-bearing	2.06%	2.31%	2.04%	2.07%	2.06%	2.24%	2.28%
Deposits/branch	$96,543	$102,090	$96,543	$97,856	$100,977	$98,654	$102,090
Pre-tax, pre-provision net income [1]	$8,419	$12,391	$2,619	$3,003	$2,797	$3,056	$4,057
Total revenue [1]	$35,127	$37,822	$11,973	$11,665	$11,489	$12,206	$12,994

Share and Per Share Data:
Cash dividends per share	$0.30	$0.30	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$18.91	$20.46	$18.91	$20.03	$19.75	$19.80	$20.46
Tangible book value per common share [1]	$17.33	$18.75	$17.33	$18.42	$18.11	$18.11	$18.75
Basic weighted average shares outstanding - Voting	4,876	4,769	4,898	4,890	4,838	4,799	4,790
Diluted weighted average shares outstanding - Voting	4,946	4,821	4,995	4,956	4,885	4,859	4,842
Basic earnings per share - Voting [3]	$1.13	$0.58	$0.33	$0.42	$0.38	$(0.89)	$0.10
Diluted earnings per share - Voting [3]	$1.12	$0.57	$0.32	$0.42	$0.38	$(0.88)	$0.10
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [3]	$1.13	$0.58	$0.33	$0.42	$0.38	$(0.89)	$0.10
Diluted earnings per share - Series A Non-Voting [3]	$1.12	$0.57	$0.32	$0.42	$0.38	$(0.88)	$0.10
Common shares outstanding at period end	6,279	6,175	6,279	6,279	6,256	6,186	6,175

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.34%	7.92%	7.34%	7.80%	8.03%	7.91%	7.92%
Company Total Core Capital (to Risk-Weighted Assets)	16.06%	15.81%	16.06%	15.91%	16.18%	15.57%	15.81%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.41%	12.17%	12.41%	12.25%	12.43%	12.29%	12.17%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.92%	11.68%	11.92%	11.76%	11.92%	11.78%	11.68%
Company Tier 1 Capital (to Assets)	8.90%	8.79%	8.90%	8.93%	8.95%	8.57%	8.79%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.80%	14.71%	14.80%	14.62%	14.87%	14.72%	14.71%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.54%	13.45%	13.54%	13.36%	13.59%	13.45%	13.45%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.54%	13.45%	13.54%	13.36%	13.59%	13.45%	13.45%
Bank Tier 1 Capital (to Assets)	9.58%	9.72%	9.58%	9.64%	9.79%	9.41%	9.72%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

3 Basic and diluted earnings per share are calculated based upon the two-class method.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2026			2025
ASSET QUALITY:	2026	2025	Q3	Q2	Q1	Q4	Q3
Total loan charge-offs	$7,458	$1,431	$4,531	$2,162	$765	$767	$923
Total recoveries	976	421	197	298	481	163	253
Net loan charge-offs	6,482	1,010	4,334	1,864	284	604	670
Allowance for credit losses at period end	22,737	18,654	22,737	26,920	28,966	29,436	18,654
Nonperforming loans at period end	30,256	23,305	30,256	35,710	38,160	27,561	23,305
Nonperforming assets at period end	$30,339	$23,442	$30,339	$35,847	$38,297	$27,698	$23,442
Annualized net loan charge-offs to average loans	0.96%	0.15%	1.96%	0.83%	0.13%	0.27%	0.30%
Allowance for credit losses to period end loans	2.60%	2.08%	2.60%	3.03%	3.24%	3.28%	2.08%
Allowance for credit losses to nonperforming loans	75.15%	80.04%	75.15%	75.39%	75.91%	106.80%	80.04%
Nonperforming loans to period end loans	3.47%	2.59%	3.47%	4.02%	4.26%	3.07%	2.59%
Nonperforming assets to period end assets	2.03%	1.59%	2.03%	2.40%	2.69%	1.94%	1.59%

	2026		2025
LOAN COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
1-4 family first-lien residential mortgages	$230,661	$233,501	$234,027	$239,692	$238,975
Residential construction	2,150	1,242	1,259	2,039	1,406
Commercial real estate	388,436	388,154	384,739	380,311	371,683
Commercial lines of credit	73,240	77,886	80,238	75,371	79,021
Other commercial and industrial	69,406	75,987	77,863	81,210	86,687
Paycheck protection program loans	31	41	49	63	74
Tax exempt commercial loans	506	2,512	6,581	6,716	6,229
Home equity and junior liens	55,157	53,219	51,442	49,783	50,106
Other consumer	54,137	57,232	60,278	62,825	65,694
Subtotal loans	873,724	889,774	896,476	898,010	899,875
Deferred loan fees	(722)	(799)	(1,274)	(1,340)	(1,355)
Total loans	$873,002	$888,975	$895,202	$896,670	$898,520

	2026		2025
DEPOSIT COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
Savings accounts	$122,450	$124,090	$127,044	$122,718	$123,958
Time accounts	246,464	262,689	283,693	317,201	333,211
Time accounts in excess of $250,000	130,056	131,672	130,857	134,779	143,026
Money management accounts	7,837	8,078	8,483	9,539	9,539
MMDA accounts	326,608	303,701	315,982	285,564	298,653
Demand deposit interest-bearing	116,290	124,031	134,399	110,702	115,274
Demand deposit noninterest-bearing	203,694	213,563	206,635	196,377	196,299
Mortgage escrow funds	5,112	6,445	4,634	6,968	5,121
Total deposits	$1,158,511	$1,174,269	$1,211,727	$1,183,848	$1,225,081
Brokered deposits	71,336	80,979	87,125	101,913	121,938
Nonbrokered time accounts in excess of $250,000	130,056	131,672	130,857	134,779	143,026
Non-core deposits	201,392	212,651	217,982	236,692	264,964
Core deposits [1]	$957,119	$961,618	$993,745	$947,156	$960,117
Core deposits/deposits	82.62%	81.89%	82.01%	80.01%	78.37%
Non-time deposits/deposits	67.50%	66.42%	65.79%	61.82%	61.13%

1 Nonbrokered deposits excluding certificates of deposit of $250,000 or more.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2026		2025
SELECTED AVERAGE BALANCES:	2026	2025	Q3	Q2	Q3
Interest-earning assets:
Loans	$896,117	$911,419	$885,978	$899,975	$906,759
Taxable investment securities	418,377	427,656	456,835	420,211	431,227
Tax-exempt investment securities	33,046	34,254	32,588	33,088	33,980
Federal funds sold and interest-earning deposits	19,193	13,306	20,818	15,622	16,866
Total interest-earning assets	1,366,733	1,386,635	1,396,219	1,368,896	1,388,832
Noninterest-earning assets:
Other assets	120,496	116,001	120,348	120,721	114,837
Allowance for credit losses	(28,237)	(16,777)	(26,455)	(28,853)	(15,595)
Net unrealized losses on available-for-sale securities	(7,993)	(10,245)	(10,323)	(8,045)	(9,949)
Total assets	$1,450,999	$1,475,614	$1,479,789	$1,452,719	$1,478,125
Interest-bearing liabilities:
NOW accounts	$122,182	$115,494	$117,738	$123,208	$120,696
Money management accounts	8,553	10,435	8,090	8,471	10,105
MMDA accounts	307,366	277,306	303,625	319,863	276,599
Savings and club accounts	125,431	129,059	124,376	126,652	127,696
Time deposits	417,706	493,033	394,189	418,106	490,735
Subordinated debt	30,155	30,174	30,155	30,155	30,225
Borrowings	86,061	68,656	141,887	75,195	73,556
Total interest-bearing liabilities	1,097,454	1,124,157	1,120,060	1,101,650	1,129,612
Noninterest-bearing liabilities:
Demand deposits	198,291	197,053	204,478	196,289	192,982
Other liabilities	30,535	29,436	29,850	30,050	29,320
Total liabilities	1,326,280	1,350,646	1,354,388	1,327,989	1,351,914
Shareholders' equity	124,719	124,968	125,401	124,730	126,211
Total liabilities & shareholders' equity	$1,450,999	$1,475,614	$1,479,789	$1,452,719	$1,478,125

	Nine Months Ended September 30,		2026		2025
SELECTED AVERAGE YIELDS:	2026	2025	Q3	Q2	Q3
Interest-earning assets:
Loans	5.60%	5.94%	5.72%	5.59%	6.09%
Taxable investment securities	4.82%	5.04%	4.80%	4.77%	4.96%
Tax-exempt investment securities	4.33%	5.15%	4.55%	4.45%	5.36%
Federal funds sold and interest-earning deposits	2.79%	2.89%	2.23%	3.15%	3.11%
Total interest-earning assets	5.29%	5.61%	5.34%	5.28%	5.68%
Interest-bearing liabilities:
NOW accounts	1.01%	1.11%	1.04%	1.04%	1.02%
Money management accounts	0.09%	0.11%	0.10%	0.09%	0.12%
MMDA accounts	2.69%	3.17%	2.71%	2.71%	3.20%
Savings and club accounts	0.22%	0.25%	0.23%	0.22%	0.26%
Time deposits	3.47%	3.63%	3.51%	3.46%	3.55%
Subordinated debt	8.64%	6.38%	8.74%	8.58%	6.43%
Borrowings	3.82%	3.63%	3.90%	3.74%	3.77%
Total interest-bearing liabilities	2.75%	2.91%	2.83%	2.73%	2.88%
Net interest rate spread	2.54%	2.70%	2.51%	2.55%	2.80%
Net interest margin	3.08%	3.25%	3.07%	3.08%	3.34%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.54%	123.35%	124.66%	124.26%	122.95%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2026			2025
NON-GAAP RECONCILIATIONS:	2026	2025	Q3	Q2	Q1	Q4	Q3
Tangible book value per common share:
Total equity			$118,765	$125,744	$123,583	$122,451	$126,339
Intangible assets			(9,947)	(10,104)	(10,261)	(10,418)	(10,574)
Tangible common equity (non-GAAP)			108,818	115,640	113,322	112,033	115,765
Common shares outstanding			6,279	6,279	6,256	6,186	6,175
Tangible book value per common share (non-GAAP)			$17.33	$18.42	$18.11	$18.11	$18.75
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$108,818	$115,640	$113,322	$112,033	$115,765
Tangible assets			1,481,662	1,482,399	1,411,721	1,416,218	1,461,694
Tangible common equity to tangible assets ratio (non-GAAP)			7.34%	7.80%	8.03%	7.91%	7.92%
Return on average tangible common equity:
Average shareholders' equity	$124,719	$124,968	$125,401	$124,730	$124,011	$128,743	$126,211
Average intangible assets	10,205	10,833	10,051	10,206	10,363	10,520	10,677
Average tangible equity (non-GAAP)	114,514	114,135	115,350	114,524	113,648	118,223	115,534
Net income (loss)	7,150	3,631	2,069	2,668	2,413	(5,564)	626
Net income (loss), annualized	$9,560	$4,855	$8,209	$10,701	$9,786	$(22,075)	$2,511
Return on average tangible common equity (non-GAAP) [1]	8.35%	4.25%	7.12%	9.34%	8.61%	-18.67%	2.17%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$31,587	$33,825	$10,711	$10,536	$10,340	$10,510	$11,600
Total noninterest income (loss)	3,748	1,182	1,397	1,224	1,127	1,313	1,503
Net realized gain (loss) on sales and redemptions of investment securities	34	(20)	39	-	(5)	(3)	(12)
Gain on sales of loans and foreclosed real estate	377	269	96	95	186	133	121
Fair value adjustment to loans held-for-sale [2]	(203)	(3,064)	-	-	(203)	(398)	-
Loss on asset sale	-	-	-	-	-	(115)	-
Revenue (non-GAAP) [3]	35,127	37,822	11,973	11,665	11,489	12,206	12,994
Total noninterest expense	26,708	25,431	9,354	8,662	8,692	9,150	8,937
Pre-tax, pre-provision net income (non-GAAP) [4]	$8,419	$12,391	$2,619	$3,003	$2,797	$3,056	$4,057
Efficiency ratio (non-GAAP) [5]	76.03%	67.24%	78.13%	74.26%	75.65%	74.96%	68.78%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity.

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income, less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, fair value adjustment to loans held-for-sale, and sales of assets.

4 Pre-tax, pre-provision net income equals revenue less total noninterest expense.

5 Efficiency ratio equals noninterest expense divided by revenue.

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.